As filed with the Securities and Exchange Commission on August 14, 2006           Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EXPRESS SCRIPTS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	43-1420563 (I.R.S. Employer Identification No.)

13900 Riverport Drive
Maryland Heights, Missouri 63043
(Address of principal executive offices)

EXPRESS SCRIPTS, INC. 2000 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Thomas M. Boudreau, Esq.
Senior Vice President, General Counsel and Secretary
Express Scripts, Inc.
13900 Riverport Drive, Maryland Heights, Missouri 63043
(Name, address and telephone number,
including area code, of agent for service)
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock, par value $0.01 per share (2)	5,800,000 shares (3)	$73.1407	$424,216,239.84	$45,391.14

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933 and based upon: (a) with respect to 1,942,849 shares, the weighted average of the exercise price for certain outstanding stock options and stock appreciation rights granted under the Express Scripts, Inc. 2000 Long-Term Incentive Plan, and (b) with respect to the remaining 3,857,151 shares the average of the high and low reported market prices of the Registrant's Common Stock on August 7, 2006.

(2)
Preferred stock purchase rights are attached to and trade with the Common Stock. The value attributable to preferred stock purchase rights, if any, is reflected in the market price of the Common Stock.

(3)
The registration statement also includes such additional shares of Common Stock and attached preferred stock purchase rights as may be issuable pursuant to the antidilution provisions of the Express Scripts, Inc. 2000 Long-Term Incentive Plan.

Explanatory Note
Registration of Additional Shares Pursuant to General Instruction E

    This Registration Statement has been filed to register an additional 5,800,000 shares of common stock (“Common Stock”) , and associated preferred stock purchase rights, issuable by Express Scripts, Inc. (the “Company” or the “registrant”) pursuant to the Express Scripts, Inc. 2000 Long-Term Incentive Plan, as amended (the “Plan”).

    The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Company’s Registration Statement on Form S-8 previously filed on August 9, 2000 (Registration No. 333-43336) (the “Previous S-8”). Pursuant to General Instruction E to Form S-8, the contents of the Previous S-8 are incorporated herein by reference and this Registration Statement consists of only those items required by such instruction.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

    The Company hereby incorporates by reference into this Registration Statement the following documents of the registrant under File No. 000-20199 (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement):

(a) Annual Report on Form 10-K for the year ended December 31, 2005, and Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2005.

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006, and Amendment No. 2 to the Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006.

(c) Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

(d) Current Report on Form 8-K dated February 22, 2006, and filed February 22, 2006; Current Report on Form 8-K dated March 3, 2006, and filed March 3, 2006; Current Report on Form 8-K dated March 6, 2006 and filed March 7, 2006; Current Report on Form 8-K dated April 26, 2006, and filed April 26, 2006; Current Report on Form 8-K, dated May 4, 2006 and filed May 4, 2006; Current Report on Form 8-K, dated May 22, 2006, and filed May 22, 2006; Current Report on Form 8-K, dated May 24, 2006, and filed May 24, 2006; Current Report on Form 8-K, dated May 31, 2006, and filed June 1, 2006; Current Report on Form 8-K, dated July 26, 2006, and filed July 26, 2006; Current Report on Form 8-K, dated July 31, 2006, and filed July 31, 2006; Current Report on Form 8-K, dated August 3, 2006, and filed August 3, 2006; Current Report on Form 8-K, dated August 7, 2006, and filed August 7, 2006.

(e) The description of the Common Stock (previously known as the Class A Common Stock) as contained in Item 1 of the Company’s Registration Statement on Form 8-A filed May 12, 1992, as updated by the Company’s Prospectus dated November 1, 2000 (filed November 2, 2000) under the caption “Description of Capital Stock”, the Company’s Proxy Statement dated April 9, 2001 under the caption “IV. Proposed Amended and Restated Certificate of Incorporation”, the Company’s Proxy Statement dated April 16, 2004 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of the Company’s Common Stock”, and the Company’s Proxy Statement dated April 18, 2006 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of the Company’s Common Stock from 275,000,000 to 650,000,000”, including any amendment or report filed for the purpose of updating such description.

(f)  The description of the Preferred Stock Purchase Rights as contained in Item 1 of the Company’s Registration Statement on Form 8-A filed July 12, 2001, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 5.   Interests of Named Experts and Counsel.

Thomas M. Boudreau, Esq., Senior Vice President, General Counsel and Secretary of the Company, whose opinion is contained in Exhibit 5.1, owned, as of August 14, 2006, 57,306 shares of Common Stock (including 400 shares owned by Mr. Boudreau’s spouse), options to purchase 57,786 shares of Common Stock, stock appreciation rights entitling Mr. Boudreau to receive compensation based on the appreciation of 17,578 shares of the Common Stock, a contingent award of 3,481 shares of Common Stock (a/k/a Performance Shares) a variable percentage of which may vest based on the achievement of specified performance objectives, and 11,384 phantom stock units convertible into shares of Common Stock under the Company’s Executive Deferred Compensation Plan.

Item 8.  Exhibits.

Reference is made to the Exhibit Index.

Item 9.  Undertakings.

(a)    The undersigned Registrant hereby undertakes;
  (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maryland Heights, State of Missouri, on August 14, 2006.

EXPRESS SCRIPTS, INC.

By:	/s/ George Paz
George Paz, Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George Paz and Thomas M. Boudreau and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ George Paz George Paz	Chairman, President, and Chief Executive Officer	August 14, 2006

/s/ Edward Stiften Edward Stiften	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 14, 2006

/s/ Kelley Elliott Kelley Elliott	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	August 14, 2006

Name	Title	Date

/s/ Gary G. Benanav	Director	August 4, 2006
Gary G. Benanav

/s/ Frank J. Borelli	Director	August 14, 2006
Frank J. Borelli

/s/ Maura C. Breen	Director	August 14, 2006
Maura C. Breen

/s/ Nicholas J. LaHowchic	Director	August 3, 2006
Nicholas J. LaHowchic

/s/ Thomas P. Mac Mahon	Director	August 3, 2006
Thomas P. Mac Mahon

/s/ John O. Parker, Jr.	Director	August 3, 2006
John O. Parker, Jr.

/s/ Samuel K. Skinner	Director	August 4, 2006
Samuel K. Skinner

/s/ Seymour Sternberg	Director	August 14, 2006
Seymour Sternberg

/s/ Barrett A. Toan	Director	August 8, 2006
Barrett A. Toan

/s/ Howard L. Waltman	Director	August 8, 2006
Howard L. Waltman

EXPRESS SCRIPTS, INC.

EXHIBIT INDEX
Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ending December 31, 2001.

4.2
Certificate of Amendment to the Certificate of Incorporation of the Company dated June 2, 2004, incorporated by reference to Exhibit No. 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2004.

4.3
Certificate of Amendment to the Certificate of Incorporation of the Company dated May 24, 2006, incorporated by reference to Exhibit No. 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2006.

4.2	Third Amended and Restated Bylaws, incorporated by reference to Exhibit No. 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2004.

4.3	Express Scripts, Inc. 2000 Long-Term Incentive Plan, as amended.

5.1	Opinion of Thomas M. Boudreau, Esq., Senior Vice President, General Counsel and Secretary of the Company

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Thomas M. Boudreau, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney (included in Signature Page)